Exhibit 99.1

Kellogg Company News
For release:	February 4, 2010
Analyst Contact:	Kathryn Koessel	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799

KELLOGG ANNOUNCES STRONG 2009 EARNINGS RESULTS

DELIVERS RECORD CASH FLOW

RAISES 2010 CURRENCY-NEUTRAL EPS GUIDANCE

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced solid operating profit growth for the full-year and fourth quarter 2009. Reported earnings for full-year 2009 were $1.2 billion, or $3.16 per diluted share, an increase of 6 percent from full-year 2008 of $1.1 billion, or $2.99 per diluted share which included a 53rd week in the fourth quarter of 2008. On a currency neutral basis, full-year 2009 earnings per share grew 13 percent. Reported earnings in the fourth quarter of 2009 were $176 million, or $0.46 per diluted share, compared with $179 million, or $0.47 per diluted share in the fourth quarter of 2008.

“We continued our momentum in 2009, delivering another year of growth despite facing one of the most challenging economic environments in decades,” said David Mackay, the Kellogg Company’s chief executive officer. “We maintained our focus on building and strengthening our core business, while successfully completing the first year of our three-year billion dollar plus cost reduction challenge.”

Full-Year Results

Full-year 2009 reported net sales were $12.6 billion, a 2 percent decline compared with the year earlier which includes currency impact and a 53rd week in the fourth quarter of 2008. However, internal net sales increased 3 percent year-over-year. For the same period, operating profit increased 2 percent to $2.0 billion on a reported basis and grew 10 percent on an internal basis. As anticipated, 2009 up-front costs associated with the cost reduction initiatives totaled $0.26 per share. 2009 reported gross margin expanded 100 basis points year-over-year to 42.9 percent as continued cost management and positive price and mix more than offset increased cost pressures.

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Fourth Quarter Results

During the fourth quarter 2009, reported net sales declined 1 percent to $2.9 billion compared with the fourth quarter in 2008 which included currency impact and a 53rd week. Over the same period, internal net sales increased 2 percent. Compared to the fourth quarter a year ago, reported operating profit rose 2 percent to $352 million, and increased a solid 10 percent on an internal basis. Reported gross margin for the quarter improved 350 basis points as continued cost management and positive price and mix more than offset increased cost pressures.

North America

Kellogg North America posted a year-over-year 2009 full-year reported net sales increase of 1 percent to $8.5 billion, while internal net sales grew 3 percent. On an internal basis for the full-year 2009 compared to a year earlier, North America Retail Cereal posted positive net sales growth of 4 percent, and North America Retail Snacks’ net sales increased by 3 percent. North America Frozen and Specialty Channels full-year internal net sales declined 1 percent as a result of challenging industry trends in the food service business and supply disruptions of Eggo® waffles. Top-line growth combined with the positive impact of the three-year billion dollar plus cost savings program contributed to full-year 2009 North America operating profit of $1.6 billion, an 8 percent increase on a reported basis, and double-digit growth of 11 percent on an internal basis.

Fourth quarter 2009 Kellogg North America’s net sales of $1.9 billion fell 4 percent on a reported basis compared to the same period in 2008 primarily due to the impact of the 53rd week in the fourth quarter of 2008, but rose 2 percent on an internal basis. Operating profit for the fourth quarter 2009 of $325 million improved 15 percent year-over-year on a reported basis, and grew a robust 25 percent on an internal basis. The increase is attributed to both sales growth and cost savings.

International

Kellogg International posted a full-year 2009 reported net sales decline of 7 percent year-over-year to $4.1 billion. However, on an internal basis, net sales gained 3 percent. Compared with the year earlier, full-year 2009 internal net sales in Europe increased approximately 2 percent. Latin America internal net sales grew 7 percent, and Asia Pacific internal net sales rose 5 percent. Reported 2009 operating profit for the Kellogg International business declined by 12 percent

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compared with 2008. On an internal basis, operating profit rose mid-single digits to 5 percent driven by sales growth.

Fourth quarter 2009 Kellogg International sales increased by 6 percent on a reported basis to $964 million compared with the same quarter in 2008, while internal sales increased by 2 percent. International operating profit for the fourth quarter 2009 decreased by 23 percent on a reported basis and declined by 23 percent on an internal basis driven by increased advertising spending, higher up-front costs, and timing of overhead.

Interest and Tax

In 2009, Kellogg’s interest expense totaled $295 million which included the cost associated with the bond tender offer completed in December 2009. The reported 2009 tax rate was 28.2 percent, primarily reflecting some discrete favorable tax items.

Cash flow

In 2009, Kellogg delivered record cash flow, defined as cash from operating activities less capital expenditures, generating $1.27 billion for the year. By comparison in 2008, the Company generated $806 million in cash flow including a discretionary pension contribution. Capital expenditures totaled $377 million during 2009.

Kellogg Raised Currency-Neutral 2010 Guidance

Kellogg raised its 2010 guidance for full-year earnings per share growth on a currency-neutral basis to be in the range of 11 to 13 percent. Assuming no foreign exchange impact, this implies earnings per share of $3.51 to $3.57. The Company reaffirmed its 2 to 3 percent 2010 internal net sales growth guidance, in line with long-term targets. The Company also reiterated its 2010 internal operating profit growth guidance in the high single-digit range, above its long-term annual targets. Up-front costs for full-year 2010 are expected to be approximately $0.16 per share, a decrease from $0.26 per share in 2009, positively impacting operating profit and net earnings.

CEO Mackay concluded, “We enter 2010 with confidence in hitting our growth expectations, driving solid top-line growth, investing in our brands as well as implementing further cost-savings initiatives through our three-year billion dollar plus cost savings challenge. With excellent financial

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visibility, we remain confident in our ability to deliver long-term sustainable, dependable performance.”

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on February 4, 2010 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing 888-465-4043 in the U.S., and 201-604-5146 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

With 2009 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 18 countries and marketed in more than 180 countries around the world. For more information, visit the Kellogg Company web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “will deliver,” “anticipates,” “projects,” “estimates,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of

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competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended		Year ended
	January 2,	January 3,	January 2,	January 3,
(Results are unaudited)	2010	2009	2010	2009

Net sales	$2,900	$2,933	$12,575	$12,822

Cost of goods sold	1,655	1,777	7,184	7,455
Selling, general and administrative expense	893	811	3,390	3,414

Operating profit	352	345	2,001	1,953

Interest expense	96	78	295	308
Other income (expense), net	(21)	(7)	(22)	(14)

Income before income taxes	235	260	1,684	1,631
Income taxes	60	82	476	485
Earnings from joint ventures	1	—	—	—

Net income	$176	$178	$1,208	$1,146

Net loss attributable to noncontrolling interests	—	(1)	(4)	(2)

Net income attributable to Kellogg Company	$176	$179	$1,212	1,148

Per share amounts:
Basic	$.46	$.47	$3.17	$3.01
Diluted	$.46	$.47	$3.16	$2.99

Dividends per share	$.375	$.340	$1.430	$1.300

Average shares outstanding:
Basic	380	382	382	382

Diluted	384	384	384	385

Actual shares outstanding at year end			381	382

Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

	Quarter ended		Year ended
(millions)	January 2,	January 3,	January 2,	January 3,
(Results are unaudited)	2010	2009	2010	2009

Net sales
North America	$1,936	$2,026	$8,510	$8,457
Europe	556	530	2,361	2,619
Latin America	213	217	963	1,030
Asia Pacific (a)	195	160	741	716

Consolidated	$2,900	$2,933	$12,575	$12,822

Segment operating profit
North America	$325	$284	$1,569	$1,447
Europe	44	43	348	390
Latin America	22	43	179	209
Asia Pacific (a)	12	13	86	92
Corporate	(51)	(38)	(181)	(185)

Consolidated	$352	$345	$2,001	$1,953

(a)	Includes Australia, Asia and South Africa.

Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Year ended
	January 2,	January 3,
(unaudited)	2010	2009

Operating activities
Net income	$1,208	$1,146
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	384	375
Deferred income taxes	(40)	157
Other	13	121
Postretirement benefit plan contributions	(100)	(451)
Changes in operating assets and liabilities	178	(81)

Net cash provided by operating activities	1,643	1,267

Investing activities
Additions to properties	(377)	(461)
Acquisitions of businesses, net of cash acquired	—	(213)
Other	7	(7)

Net cash used in investing activities	(370)	(681)

Financing activities
Net issuances (reductions) of notes payable	(1,344)	(103)
Issuances of long-term debt	1,241	756
Reductions of long-term debt	(482)	(468)
Issuances of common stock	131	175
Common stock repurchases	(187)	(650)
Cash dividends	(546)	(495)
Other	5	5

Net cash used in financing activities	(1,182)	(780)

Effect of exchange rate changes on cash	(12)	(75)

Increase (decrease) in cash and cash equivalents	79	(269)
Cash and cash equivalents at beginning of period	255	524

Cash and cash equivalents at end of period	$334	$255

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (a)	$1,266	$806

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	January 2,	January 3,
	2010	2009
	(unaudited)	*

Current assets
Cash and cash equivalents	$334	$255
Accounts receivable, net	1,093	1,100
Inventories:
Raw materials and supplies	214	203
Finished goods and materials in process	696	694
Deferred income taxes	128	112
Other prepaid assets	93	157

Total current assets	2,558	2,521

Property, net of accumulated depreciation of $4,520 and $4,171	3,010	2,933
Goodwill	3,643	3,637
Other intangibles, net of accumulated amortization of $45 and $42	1,458	1,461
Pension	160	96
Other assets	371	298

Total assets	$11,200	$10,946

Current liabilities
Current maturities of long-term debt	$1	$1
Notes payable	44	1,387
Accounts payable	1,077	1,135
Accrued advertising and promotion	409	357
Accrued income taxes	33	51
Accrued salaries and wages	322	280
Other current liabilities	402	341

Total current liabilities	2,288	3,552

Long-term debt	4,835	4,068
Deferred income taxes	425	300
Pension liability	430	631
Other liabilities	947	940

Commitments and contingencies

Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	472	438
Retained earnings	5,481	4,836
Treasury stock, at cost	(1,820)	(1,790)
Accumulated other comprehensive income (loss)	(1,966)	(2,141)

Total Kellogg Company equity	2,272	1,448

Noncontrolling interests	3	7

Total equity	2,275	1,455

Total liabilities and equity	$11,200	$10,946

*	Condensed from audited financial statements.

Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Fourth quarter of 2009 versus 2008

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2009 net sales	$1,936	$556	$213	$195	$—	$2,900

2008 net sales	$2,026	$530	$217	$160	$—	$2,933

% change - 2009 vs. 2008:
Volume (tonnage) (b)	-.2%	-.7%	-5.7%	-9.0%	—	-1.4%
Pricing/mix	2.2%	3.0%	5.8%	11.0%	—	3.3%

Subtotal - internal business	2.0%	2.3%	.1%	2.0%	—	1.9%
Shipping day differences (c)	-7.5%	-5.6%	-2.4%	-3.9%	—	-6.6%
Foreign currency impact	1.0%	8.5%	—	23.9%	—	3.6%

Total change	-4.5%	5.2%	-2.3%	22.0%	—	-1.1%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2009 operating profit	$325	$44	$22	$12	$(51)	$352

2008 operating profit	$284	$43	$43	$13	$(38)	$345

% change - 2009 vs. 2008:
Internal business	24.7%	12.7%	-51.7%	-21.0%	-47.9%	9.7%
Shipping day differences (c)	-12.0%	-11.7%	4.4%	-5.4%	9.1%	-10.0%
Foreign currency impact	1.9%	2.0%	.1%	22.9%	—	2.6%

Total change	14.6%	3.0%	-47.2%	-3.5%	-38.8%	2.3%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

(c)	Impact of 53rd week in 2008.

Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Year ended 2009 versus 2008

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2009 net sales	$8,510	$2,361	$963	$741	$—	$12,575

2008 net sales	$8,457	$2,619	$1,030	$716	$—	$12,822

% change - 2009 vs. 2008:
Volume (tonnage) (b)	-.7%	-1.6%	1.2%	-1.3%	—	-.7%
Pricing/mix	3.5%	3.2%	5.6%	6.3%	—	3.7%

Subtotal - internal business	2.8%	1.6%	6.8%	5.0%	—	3.0%
Acquisitions (c)	.1%	.3%	—	3.7%	—	.3%
Shipping day differences (d)	-1.8%	-1.1%	-.5%	-.9%	—	-1.5%
Foreign currency impact	-.5%	-10.6%	-12.9%	-4.3%	—	-3.7%

Total change	.6%	-9.8%	-6.6%	3.5%	—	-1.9%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2009 operating profit	$1,569	$348	$179	$86	$(181)	$2,001

2008 operating profit	$1,447	$390	$209	$92	$(185)	$1,953

% change - 2009 vs. 2008:
Internal business	11.4%	7.0%	-2.0%	13.5%	—	10.3%
Acquisitions (c)	—	—	—	-8.4%	—	-.4%
Shipping day differences (d)	-2.4%	-1.3%	.9%	-.8%	1.8%	-1.8%
Foreign currency impact	-.5%	-16.5%	-13.1%	-10.5%	—	-5.6%

Total change	8.5%	-10.8%	-14.2%	-6.2%	1.8%	2.5%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

(c)	Impact of results for the year-to-date period ended January 2, 2010 from the acquisitions of United Bakers, Navigable Foods, Specialty Cereal and certain assets and liabilities of IndyBake.

(d)	Impact of 53rd week in 2008.

Kellogg Company and Subsidiaries

Up-Front Costs*

$ millions

	Quarter ended January 2, 2010			Year ended January 2, 2010
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2009
North America	$6	$11	$17	$52	$23	$75
Europe	8	10	18	26	15	41
Latin America	6	1	7	14	1	15
Asia Pacific	3	1	4	6	1	7
Corporate	—	—	—	—	—	—

Total	$23	$23	$46	$98	$40	$138

	Quarter ended January 3, 2009			Year ended January 3, 2009
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2008
North America	$12	$—	$12	$12	$2	$14
Europe	10	—	10	28	—	28
Latin America	1	4	5	12	4	16
Asia Pacific	—	—	—	—	—	—
Corporate	—	—	—	—	17	17

Total	$23	$4	$27	$52	$23	$75

2009 Variance - better(worse) than 2008
North America	$6	$(11)	$(5)	$(40)	$(21)	$(61)
Europe	2	(10)	(8)	2	(15)	(13)
Latin America	(5)	3	(2)	(2)	3	1
Asia Pacific	(3)	(1)	(4)	(6)	(1)	(7)
Corporate	—	—	—	—	17	17

Total	$—	$(19)	$(19)	$(46)	$(17)	$(63)

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation